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                     [LOGO OF IVI CHECKMATE APPEARS HERE]


                                                                      EXHIBIT 99

  FOR IMMEDIATE RELEASE
  April 27, 2000


                                 News Release

                IVI CHECKMATE REPORTS FIRST QUARTER 2000 RESULTS


  [Atlanta, Georgia/Toronto, Canada] - IVI Checkmate Corp. (Nasdaq: CMIV); (TSE:
  IVC/IVI), a leading North American provider of electronic payment solutions, today announced financial results for the first quarter ended March 31, 2000.

  Revenue increased 54% to $23.3 million from $15.1 million for the three months ended March 31, 1999. Net loss for the three months ended March 31, 2000 narrowed significantly to $824,000 or $0.05 per share, compared to a net loss of $2.3 million or $0.13 per share for the three months ended March 31, 1999.

  The improvement in revenue in the first quarter of 2000 was the result of a turnaround quarter for the Company's U.S. operations that produced an 85% increase in shipments of payment terminals and peripherals. This was supplemented by a 32% increase in professional services revenue. Revenues in the first quarter of 1999 were affected by issues involving the Company's e/N/-Touch 1000 terminal, which has since been redesigned. While sales of e/N/-Touch 1000 were modest in the first quarter of 2000, the Company anticipates a considerable increase in sales of the redesigned terminal as the year progresses.

  Barry Thomson, President and CEO of IVI Checkmate, said, "While the first quarter has been traditionally a dry quarter in our industry, our improved financial performance was the result of initiatives that we have previously undertaken to enter into new markets, expand our professional service offerings and streamline operating costs. The execution of our value-added solution strategy, which began in 1998, has resulted in increased business opportunities which we anticipate will translate into higher sales and improved profitability as we go forward."

  In the first quarter, IVI Checkmate continued to focus on further expanding the execution of its end-to-end payment solutions by incorporating new technologies such as wireless and Internet protocol converters. The Company also introduced new software products that would improve retailer efficiency at the point of service while reducing transaction costs.

  Wireless

  Availability of the Company's wireless payment terminals, which have already begun deployment in Canada, has commenced in the U.S. through a program announced with GTE Wireless and Atomic Software. Additionally, a new wireless terminal, utilizing short-range radio frequency, is currently in development and is anticipated to be available during Summer 2000.

  Internet

  IVI Checkmate has recently introduced new products that will enable owners of legacy point-of-sale systems to utilize the power of the Internet.
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  For large and mid-sized retailers, the Company is jointly marketing with
  Precidia Technologies a suite of Internet Protocol (IP) converters that will enable legacy point-of-sale systems to become IP-capable. With an IP converter, retailers will now have the ability to migrate their current payment systems that utilize proprietary communications protocols to IP, today's de facto standard, delivering capabilities not available with existing
  networks.   IP enables retailers to participate in Internet-based solutions such as loyalty programs, electronic gift certificates and targeted consumer promotions, as well as reduces system maintenance time and improves diagnostics.

  For small retailers, the Company introduced the e/N/-Touch 3000, a new touch screen-based internet-capable point-of-sale terminal. Initially being offered for the Canadian market, the e/N/-Touch 3000 is designed to deliver Internet-based applications such as advertising, loyalty, coupon issuance, e-mail and merchant home pages, while still providing the traditional credit, debit, EBT and smart card payment transactions.

  Software Products

  IVI Checkmate has recently announced several software products and services through its new e/N/-Concert Solutions division, allowing retailers to update their point-of-sale systems to today's standards without costly retrofits to their existing payment networks:

- the re-marketing of ShopNow.com's Active-Charge is a robust and proven payment management application based on Microsoft's ActiveStore(TM) Framework for retailers that are either using or migrating to Windows-based point-of-sale systems;

- the availability of e/N/-Signia, a comprehensive image capture and retrieval solution that significantly reduces operating expenses associated with handling and retrieving credit card receipts and signatures. e/N/-Signia, which embodies the latest advances in Internet access and ODBC database technology, provides the ability to accommodate future payment types including check conversion;

- the availability of e/N/-Concert Insight, a "hallmark" software application that helps retailers convert check card and offline debit transactions into online debit transactions at substantial cost savings; and

- the availability of a comprehensive Payment Systems Analysis service that shows retailers how to better manage and reduce the cost of electronic payments.

  About IVI Checkmate

  IVI Checkmate is the third largest electronic transaction solutions provider in North America. The Company designs, develops and markets innovative payment and value-added solutions that optimize transaction management at the point-of-service in the retail, financial, hospitality, healthcare and transportation industries. IVI Checkmate's software, hardware and professional services minimize transaction costs, reduce operational complexity and improve profitability for its customers in the U.S., Canada and Latin America. For more information on IVI Checkmate, please visit our web site at www.ivicheckmate.com.

  CONTACTS:    L. Barry Thomson       John J. Neubert
               President & CEO        CFO/Executive Vice President
               IVI Checkmate Corp.    IVI Checkmate Corp.
               (770) 594-6000         (770) 594-6000

  This press release contains forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Management cautions that these statements represent projections and estimates of future performance and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, without limitation, rapid and significant technological developments that could delay the introduction of improvements in existing products or of new products; the Company's dependence on its limited suppliers and manufacturers of component parts of its products; the Company's dependence on its proprietary technologies (which may be independently developed by competitors); the Company's dependence on a small number of large retail customers; the potential fluctuation in financial results as a result of the Company's inability to make sales to large customers as well as the volume and timing of bookings received during a quarter and variations in sales mix; competition from existing companies as well as new market entrants; the Company's dependence on key personnel; and other factors that are contained in documents that the Company files with the U.S. Securities and Exchange Commission.
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                              IVI CHECKMATE CORP.
                     Condensed Consolidated Balance Sheets
                          (thousands of U.S. dollars)
                                  (Unaudited)

                                                                           March 31              December 31
                                                                             2000                    1999
                                                                        --------------          --------------
                                    ASSETS
Current assets:
   Cash and cash equivalents                                                  $ 7,552                 $ 8,279
   Accounts receivable, net                                                    19,546                  20,050
   Inventories                                                                 20,937                  20,278
   Deferred tax asset                                                           1,173                     848
   Prepaid and other current assets                                             1,021                     502
                                                                             --------                 -------
        Total current assets                                                   50,229                  49,957

Property and equipment, net                                                     9,233                   9,654
Capitalized software development costs                                         12,908                  12,822
Intangible and other assets                                                     1,009                   1,092
                                                                             --------                 -------
Total assets                                                                  $73,379                 $73,525
                                                                             ========                 =======


                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Bank line of credit                                                        $ 4,450                 $    -
   Accounts payable                                                             8,896                  12,255
   Accrued liabilities                                                         11,227                  11,273
   Deferred revenue                                                             3,058                   3,350
   Other                                                                           13                      13
                                                                             --------                 -------
        Total current liabilities                                              27,644                  26,891

Deferred tax liability                                                          1,493                   1,500
Other                                                                               -                       4
                                                                             --------                 -------
Total liabilities                                                              29,137                  28,395
Stockholders' equity                                                           44,242                  45,130
                                                                             --------                 -------
Total liabilities and stockholders' equity                                    $73,379                 $73,525
                                                                             ========                 =======

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                              IVI CHECKMATE CORP.
                Condensed Consolidated Statements of Operations
             (thousands of U.S. dollars, except per share figures)
                                  (Unaudited)

                                                                                       Three Months Ended
                                                                                            March 31
                                                                               ------------------------------------
                                                                                  2000                     1999
                                                                               ----------               -----------

Net revenues                                                                    $23,269                  $15,110
Cost of sales                                                                    14,692                    9,388
Amortization of capitalized software costs                                          735                      631
                                                                                -------                  -------
Gross profit                                                                      7,842                    5,091
                                                                                -------                  -------

Operating expenses:
   Selling, general and administrative                                            7,156                    6,560
   Research and development                                                       1,192                    1,236
   Depreciation and amortization                                                    615                      524
                                                                                -------                  -------
                                                                                  8,963                    8,320
                                                                                -------                  -------

Operating loss                                                                   (1,121)                  (3,229)

Interest and other                                                                   22                      (51)
                                                                                -------                  -------

Loss before taxes                                                                (1,099)                  (3,280)
Income tax benefit                                                                  275                      984
                                                                                -------                  -------

Net loss                                                                        $  (824)                 $(2,296)
                                                                                =======                  =======

Weighted average number of shares
   outstanding (000's) - basic and diluted                                       18,151                   18,071

Loss per share available to common
   stockholders - basic and diluted                                              $(0.05)                  $(0.13)